Piedmont Natural Gas Initiates Fiscal Year 2007 Earnings Guidance

CHARLOTTE, N.C., November 1 — Charlotte-based Piedmont Natural Gas (NYSE: PNY) is initiating its earnings guidance for fiscal year 2007 (November 2006 — October 2007) in the range of $1.35 to $1.45 per diluted share.

The guidance reflects margin growth resulting from continued strong customer additions in the Company’s North Carolina, South Carolina and Tennessee service areas, the addition of new large volume customer load, and increases in margin associated with the settlement of the Company’s 2006 Rate Stabilization Act filing in South Carolina.

Piedmont’s guidance also includes impacts associated with the projected completion of its Automated Meter Reading (AMR) project in 2007, increases in expenses for enhanced customer service capabilities and the development and implementation of “best-in-class” customer contact centers, and the favorable ongoing impacts of the Company’s management restructuring effort implemented in 2006.

The guidance further reflects a $145 million utility capital budget and Piedmont’s anticipated $26 million equity contribution to the Hardy Storage project in 2007. The Hardy Storage project is scheduled to go into service on April 1, 2007.

Forward-Looking Statement

This press release contains forward-looking statements. These statements are based on management’s current expectations and information currently available and are believed to be reasonable and are made in good faith. However, the forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in the statements. Factors that may make the actual results differ from anticipated results include, but are not limited to, regulatory issues, customer growth, economic and capital market conditions, the cost and availability of natural gas, competition from other energy providers, weather conditions and other uncertainties, all of which are difficult to predict and some of which are beyond our control. For these reasons, you should not rely on these forward-looking statements when making investment decisions. The words “expect,” “believe,” “project,” “anticipate,” “intend,” “should,” “could,” “will,” “assume,” “can,” “estimate,” “forecast,” “future,” “indicate,” “outlook,” “plan,” “predict,” “seek,” “target,” “would,” and variations of such words and similar expressions are intended to identify forward-looking statements. Forward-looking statements are only as of the date they are made and we do not undertake any obligation to update publicly any forward-looking statement, either as a result of new information, future events or otherwise except as required by applicable laws and regulations. More information about the risks and uncertainties relating to these forward- looking statements may be found in Piedmont’s latest Form 10-Q and its other filings with the SEC, which are available on the SEC’s website at http://www.sec.gov.

About Piedmont Natural Gas

Piedmont Natural Gas is an energy services company primarily engaged in the distribution of natural gas to 990,000 residential, commercial and industrial utility customers in North Carolina, South Carolina and Tennessee, including 61,000 customers served by municipalities who are wholesale customers. Our subsidiaries are invested in joint venture, energy-related businesses, including unregulated retail natural gas marketing, interstate natural gas storage and intrastate natural gas transportation. More information about Piedmont Natural Gas is available on the Internet at http://www.piedmontng.com.